Exhibit 10.16

October 26, 2010

Gregory Bentley

6416 Westport Drive

Wilmington, NC 28409

Dear Greg:

This letter is to memorialize certain agreements with you that have been approved by the Compensation Committee of the Board of Directors of K-V Pharmaceutical Company (the “Company”), in accordance with your agreement to assist the Company by acting as Senior Vice President, Law on an interim basis while the Company conducts a search for a new permanent General Counsel and Secretary. You have advised the Company of your intention to resign both of these offices at such time as an individual has been hired for these functions and you have been advised by me and a member of the Compensation Committee or Lead Director, respectively, that all necessary transition assistance to the new hire as General Counsel and Secretary, respectively, has been completed.

Stock Options. With respect to stock options, in addition to the 17,500 options that have been granted to each Board member, you have recently been granted an additional 25,000 options for Class A shares in recognition of your services and assistance to the Company as an employee. As previously approved by the Compensation Committee, these latter options will continue to vest after you resign from your employee position while you remain on the Board of Directors. In the event that you are not nominated for continuation on the Board at any point in the future, or if nominated and not elected, all of your options that are unvested at that time will immediately vest and you will have one year to exercise all of your options.

Legal Services Commitment Between Resignation as Employee Through June 10, 2011. Following your resignation as Senior Vice President, Law and Secretary, whichever later occurs, prior to June 10, 2011, the Company will purchase and pay for, and you will reserve and provide upon request, sufficient hours of committed legal services time, at a rate of $350 per committed hour, such that you receive fees for such time commitment which aggregate, together with the fees to which you will otherwise be entitled at the time as a non-employee member of the Board and for committee fees, to an amount equal to your previous base salary of $29,167 per month (i.e., at an annual rate of $350,000), between the date of your resignation as an employee and June 10, 2011. Such amount will be paid monthly, and there will be a “true up” as of the end of each calendar quarter in order to aggregate all payments made to you as a member of the Board and its Committees and the amount paid pursuant to this arrangement for legal services.

Post-Board Legal Services. In the event that you cease to be a member of the Board on or prior to December 31, 2012 (other than by your resignation from the Board or declining re-nomination or reelection thereto), then during the 12 month period following such time, the Company will purchase and pay for, and you will reserve and provide upon request, a minimum of 84 hours per month of committed legal services time at a rate of $350 per hour of committed time.

KV Salary Reduction Program. Since you are participating in the current 25% reduction of base salaries for senior personnel of the Company, in the event that the Company increases base salaries for employees in the future to make up for the reduction, you will participate in such payments, including any additional payments that are part of any then-existing Company make-up program, even if you have resigned from your current position but remain on the Board. The amount of such payment will be limited to the amount of reduction in compensation you incurred while serving as a full time employee of the Company and will not include any stock options or participation in any equity program except for those applicable to your membership on the Board and as provided above.

Miscellaneous. As a KV employee, your base of operation will be in North Carolina. If your employment responsibilities require you to temporarily travel to locations away from your location in North Carolina, then KV will reimburse your reasonable travel, lodging and local transportation expenses in accordance with current Company reimbursement policies. The Company will pay invoices for legal services time commitments within 30 days of receipt.

If this is acceptable to you, please confirm below.

Very truly yours,

/s/ Gregory J. Divis, Jr.
Interim President and CEO

/s/ Gregory Bentley	10/29/10
Gregory Bentley	Date